Exhibit T3A.8

Jersey Financial Services Commission

Companies Registry

COMPANIES (JERSEY) LAW 1991, as amended

CERTIFICATE OF INCORPORATION OF A LIMITED COMPANY

Registered Number 119697

I HEREBY CERTIFY THAT

CONCORDIA INVESTMENTS (JERSEY) LIMITED

is this day incorporated as a private company under the Companies (Jersey) Law 1991

Dated this 09 October 2015

For and on behalf of the Registrar

REGISTRAR OF COMPANIES · JERSEY CHANNEL ISLANDS

Authentication ID
ce5c78c6-ff07-4ce2-a5f9-cc0c866bc481